Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings Inc. Announces Sale of 1,000,000 Treasury Shares

Fort Lauderdale, FL, December 2, 2014 - Universal Insurance Holdings, Inc. (NYSE: UVE) (or the “Company”) today announced that it has sold 1 million registered shares (“Purchased Shares”) of UVE common stock at a price of $19.00 per share, in a privately negotiated transaction, to Ananke Catastrophe Investments Ltd., an affiliate of Nephila Capital Ltd. (Nephila), a leading specialist investment manager focused on investing in natural catastrophe reinsurance and weather risk.

The Purchased Shares will be the subject of a registration statement filed with the U.S. Securities and Exchange Commission.

“This investment by Nephila, the premier investment manager within the global property reinsurance space, underscores the strength of our longstanding partnership and their confidence in Universal,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “By using shares held in treasury from prior repurchases, this transaction will immediately increase our book value per share by 7%. The transaction will also allow the Company to use the proceeds to accelerate its organic growth strategy through the combination of continued geographic expansion outside of Florida and further quota share reduction. We are uniquely positioned in that a complete quota share reduction would allow us to retain an additional $230M of our own organically grown business.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland and Delaware. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended September 30, 2014.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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